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                                                                    Exhibit 99.1





VALUE CITY DEPARTMENT STORES RECEIVES $275 MILLION OFFER FOR SHONAC, DSW SHOE WAREHOUSE AND FILENE'S BASEMENT

COLUMBUS, Ohio, July 10, 2001 - Value City Department Stores, Inc. (NYSE: VCD) (the "Company") announced today that it has received a proposal from Schottenstein Stores Corporation ("Schottenstein") to acquire all of the outstanding stock or assets of Shonac Corporation, DSW Shoe Warehouse, Inc. and Filene's Basement, Inc. for an aggregate purchase price of $275 million, comprised of $200 million in cash and the assumption of approximately $75 million in debt owed to Schottenstein. Schottenstein owns approximately 54% of the outstanding shares of the Company.

The Board of Directors of the Company has set up a Special Committee of independent directors to consider the Schottenstein proposal. The Special Committee has retained Banc of America Securities LLC to determine if the consideration to be received pursuant to a transaction is fair from a financial point of view to the Company.

The Schottenstein proposal is subject to completion of satisfactory due diligence, obtaining acceptable financing, approval of the Special Committee of the Company's Board, regulatory approvals, the execution of a definitive agreement and other conditions. In addition, the offer contemplates a 60 day "shopping" period, during which time the Company, in conjunction with Banc of America Securities LLC, will solicit superior bids from third parties for any or all the assets that are subject to the offer. If the transaction with Schottenstein or an alternative transaction with a third party is consummated, the Company expects to utilize the net proceeds to pay down its existing bank credit facility.

George Kolber, Value City Department Stores CEO stated "This proposal is being evaluated to determine if it is compatible with the long term goals of Value City." He added, "The proposed transaction would allow Value City to recognize the value of DSW, Shonac and Filene's Basement while at the same time strengthening our financial position".

Value City Department Stores, Inc. is a leading off-price retailer and operates 119 full-line department stores in the Midwest, mid-Atlantic and southeastern U.S. Shonac Corporation operates 136 shoe license departments and five freestanding Crown Shoe stores, and its DSW Shoe Warehouse, Inc. subsidiary operates 87 better-branded DSW Shoe Warehouse Stores. Filene's Basement, Inc. operates 19 stores in major metropolitan areas.

Note: Statements in this press release that are not strictly historical are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the Company's actual results in the future to differ materially from expected results. These risks include, among others, the failure to complete the sale transaction and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These risks could cause the Company's actual results for 2001 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of the Company.

The Company cautions that members of management may make certain forward-looking statements based upon the Company's current expectations or beliefs. We caution investors


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that our actual results may differ materially from our current expectations and beliefs based on the risk factors described in the reports we file with the SEC.

SOURCE:   Value City Department Stores, Inc.

Contact:  Jim McGrady, Chief Financial Officer - (614) 478-2300